Guardant Health Reports Fourth Quarter and Full Year 2019 Financial Results and Provides Full Year 2020 Outlook
Full Year 2019 Revenue Increase of 137% Over 2018
REDWOOD CITY, Calif. February 24, 2020 - Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics, today reported financial results for the fourth quarter and full year ended December 31, 2019.
Recent Highlights

•	Revenue of $62.9 million for the fourth quarter and $214.4 million for the full year of 2019, representing 91% and 137% increases, respectively, over the corresponding periods of 2018

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Received expanded Medicare local coverage determination from Palmetto GBA, making Guardant360 assay the first and only liquid biopsy to be broadly covered for use across the vast majority of advanced solid tumors

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Initiated the NRG-GI005 COBRA study to validate the clinical utility of LUNAR-1 assay as a diagnostic biomarker for selecting which patients with stage II colon cancer could benefit from adjuvant chemotherapy

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Entered into a strategic collaboration with Amgen to develop Guardant360 assay as a blood-based companion diagnostic test for AMG 510, an investigational oral therapy that inhibits KRAS G12C mutant protein

“2019 was a transformational year for Guardant. We made incredible progress across our entire business and rapidly increased our revenue - growing more than 100 percent over 2018,” said Helmy Eltoukhy, PhD, co-founder and CEO. “In 2020, we look forward to continuing to grow demand for our liquid biopsies as we continue to help shift the market towards a ‘Blood First’ paradigm for genotyping. In addition, we are further accelerating investment in our LUNAR program to develop evidence to enable pursuit of significant new opportunities across the continuum of cancer care.”
Fourth Quarter 2019 Financial Results
Revenue was $62.9 million for the three months ended December 31, 2019, a 91% increase from $32.9 million for the three months ended December 31, 2018. Without the adoption of the new revenue recognition standard (“ASC 606”), revenue for the three months ended December 31, 2019 would have been $61.6 million, an 87% increase over the corresponding prior year period. Precision oncology revenue increased 104% driven primarily by higher testing volume. There were 15,270 clinical tests and 6,316 biopharmaceutical tests performed during the fourth quarter of 2019. Development services revenue increased 15% primarily from new projects in 2019 related to companion diagnostic development and regulatory approval services for biopharmaceutical customers. Total revenue for the three months ended December 31, 2019 included $1.3 million of payments received in that quarter from successful appeals of payers’ denials of reimbursement for samples processed in 2018. Given the age of the samples associated with these successful appeals, the company does not believe this appeals revenue is indicative of results in the ordinary course of its operations.
Gross profit, or total revenue less cost of precision oncology testing and cost of development services, was $41.1 million for the fourth quarter of 2019, an increase of $22.1 million from $18.9 million for the corresponding prior year period. Gross margin, or gross profit divided by total revenue, was 65.3%, as compared to 57.6% for the corresponding prior year period.
Operating expenses were $67.0 million for the fourth quarter of 2019, as compared to $46.3 million for the corresponding prior year period, an increase of 45%.
Net loss attributable to Guardant Health, Inc. common stockholders was $25.2 million for the fourth quarter of 2019, as compared to $25.1 million for the corresponding prior year period. Net loss per share attributable to Guardant Health, Inc. common stockholders was $0.27 for the fourth quarter of 2019, as compared to $0.30 for the corresponding period of the prior year.
Full Year 2019 Financial Results
Revenue for the year ended December 31, 2019 was $214.4 million, a 137% increase from $90.6 million for the year ended December 31, 2018. Without the adoption of ASC 606, revenue for the full year ended December 31, 2019 would have been $214.0 million, a 136% increase over the prior year. Precision oncology revenue increased 130% driven by higher testing volume and increased revenue per test. There were 49,926 clinical tests and 20,643 biopharmaceutical tests performed during 2019. Development services revenue increased 177% primarily from new projects in 2019 related to companion diagnostic development and regulatory approval services for biopharmaceutical customers. Total revenue for the year ended December 31, 2019 included $6.8 million of payments received during that year from successful appeals of payers’ denials of reimbursement for samples processed in 2018. Given the age of the samples associated with these successful appeals, the company does not believe this appeals revenue is indicative of results in the ordinary course of its operations.

Gross profit was $143.7 million for the year ended December 31, 2019, an increase of $96.2 million from $47.4 million for the year ended December 31, 2018. Gross margin was 67.0% for the year ended December 31, 2019, as compared to 52.3% for the year ended December 31, 2018.
Operating expenses were $226.0 million for the year ended December 31, 2019, as compared to $140.4 million for the year ended December 31, 2018, an increase of 61%.
Net loss attributable to Guardant Health, Inc. common stockholders was $75.7 million for the year ended December 31, 2019, as compared to $85.1 million for the year ended December 31, 2018. Net loss per share attributable to Guardant Health, Inc. common stockholders was $0.84 for the year ended December 31, 2019, as compared to $2.80 for the year ended December 31, 2018.
Cash, cash equivalents and marketable securities were $791.6 million as of December 31, 2019.
Guardant Health adopted ASC 606 effective January 1, 2019, which primarily impacted the company’s recognition of revenue related to patient claims paid by third-party commercial and governmental payors. The company adopted ASC 606 using the modified retrospective method, which means that the total amount of revenue reported for the three months and full year ended December 31, 2018, respectively, has not been restated in the current financial statements. Instead, the accumulated difference resulting from applying the new revenue standard to all contracts that were not completed as of adoption was recorded to accumulated deficit as of January 1, 2019.
2020 Financial Guidance
Guardant Health expects full year 2020 revenue to be in the range of $275.0 million to $285.0 million, representing 31% growth over the full year 2019 at the midpoint of the range. Net loss is expected to be in the range of $155.0 million to $160.0 million in 2020.
CFO Transition
Guardant Health also announced that its Chief Financial Officer, Derek Bertocci, is retiring during the second quarter of 2020. He will continue to serve in his current role until a successor is hired and plans to remain at Guardant Health and support the company during this transition.
“My time at Guardant has been a true privilege and I am honored to have worked alongside such an amazing team,” said Mr. Bertocci “I believe deeply in Guardant’s vision and look forward to seeing Helmy, AmirAli and the entire team achieve even greater success in the years to come.”
“Derek’s leadership, business acumen, work ethic and values have been instrumental to Guardant’s growth for over almost 4 years,” said Dr. Eltoukhy. “On behalf of our entire management team and board of directors, I want to thank Derek for his contributions. We have a strong bench of talent in our finance and accounting organization and look forward to welcoming a new CFO in the coming months.”
Webcast and Conference Call Information
Guardant Health will host a conference call to discuss the fourth quarter and full year 2019 financial results after market close on Monday, February 24, 2020 at 4:30 PM Eastern Time. The conference call can be accessed live over the phone (866) 417-5537 for U.S. callers or (409) 217-8233 for international callers (Conference ID: 8657963). The webcast can be accessed at http://investors.guardanthealth.com.
About Guardant Health
Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics. The Guardant Health Oncology Platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has launched liquid biopsy-based Guardant360 and GuardantOMNI tests for advanced stage cancer patients. These tests fuel development of our LUNAR program, which aims to address the needs of early stage cancer patients with neoadjuvant and adjuvant treatment selection, cancer survivors with surveillance, asymptomatic individuals eligible for cancer screening and individuals at a higher risk for developing cancer with early detection.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding Guardant Health’s expected financial results for the year ending December 31, 2020 and statements regarding the onboarding of a new CFO into Guardant Health’s management, which involve risks and uncertainties that could cause Guardant Health’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the year ended December 31, 2018, its Quarterly Report on Form 10-Q for the period ended September 30, 2019 and in its other reports filed with the Securities and Exchange Commission, including, when filed, its Annual Report on Form 10-K for the year ended December 31, 2019. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.
In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Guardant Health. The financial information set forth herein is presented on a preliminary and unaudited basis; audited financial statements will be included in Guardant Health’s Annual Report on Form 10-K for the year ended December 31, 2019, when filed.
Investor Contact:
Carrie Mendivil
investors@guardanthealth.com

Media Contact:
Anna Czene
press@guardanthealth.com

Guardant Health, Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Revenue:
Precision oncology testing (1)	$57,414	$28,096	$180,462	$78,407
Development services (1)	5,483	4,777	33,913	12,232
Total revenue (1)	62,897	32,873	214,375	90,639
Costs and operating expenses:
Cost of precision oncology testing (2)	20,004	12,624	62,255	39,846
Cost of development services	1,834	1,323	8,465	3,364
Research and development expense (2)	25,875	16,652	86,292	50,714
Sales and marketing expense (2)	22,287	17,114	78,335	53,465
General and administrative expense (2)(3)	18,859	12,547	61,399	36,192
Total costs and operating expenses	88,859	60,260	296,746	183,581
Loss from operations	(25,962)	(27,387)	(82,371)	(92,942)
Interest income	3,871	2,334	13,741	5,266
Interest expense	(321)	(299)	(1,181)	(1,251)
Other income (expense), net	(187)	115	88	4,702
Loss before provision for income taxes	(22,599)	(25,237)	(69,723)	(84,225)
Provision for (benefit from) income taxes	(489)	35	(1,872)	38
Net loss	(22,110)	(25,272)	(67,851)	(84,263)
Adjustment of redeemable noncontrolling interest	(3,100)	150	(7,800)	(800)
Net loss attributable to Guardant Health, Inc. common stockholders	$(25,210)	$(25,122)	$(75,651)	$(85,063)
Net loss per share attributable to Guardant Health, Inc. common stockholders, basic and diluted	$(0.27)	$(0.30)	$(0.84)	$(2.80)
Weighted-average shares used in computing net loss per share attributable to Guardant Health, Inc. common stockholders, basic and diluted	93,997	84,123	90,597	30,403
(1) Fiscal year 2018 results do not reflect the impact of the adoption of the new revenue accounting standard in fiscal year 2019.

(2) Amounts include stock-based compensation expense as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Cost of precision oncology testing	$301	$258	$863	$512
Research and development expense	1,203	649	5,907	1,684
Sales and marketing expense	1,786	666	4,716	1,727
General and administrative expense (3)	1,782	990	5,468	2,928
Total stock-based compensation expenses	$5,072	$2,563	$16,954	$6,851
(3) Amounts include compensation expense of $0.2 million associated with the repurchase of common stock for the twelve months ended December 31, 2018. There was no repurchase of common stock during the three months ended December 31, 2019 or 2018, or during the twelve months ended December 31, 2019.

 Guardant Health, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	As of December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$143,228	$140,544
Short-term marketable securities	379,574	278,417
Accounts receivable	47,986	35,690
Inventory	15,181	9,136
Prepaid expenses and other current assets	11,389	5,204
Total current assets	597,358	468,991
Long-term marketable securities	268,783	77,563
Property and equipment, net	43,668	31,003
Right-of-use assets	29,140	—
Intangible assets, net	8,524	—
Goodwill	3,290	—
Capitalized license fees	6,890	7,800
Other assets	4,882	2,046
Total Assets (1)	$962,535	$587,403
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,197	$10,642
Accrued compensation	18,557	12,986
Accrued expenses	25,703	7,178
Deferred revenue	12,277	16,138
Total current liabilities	72,734	46,944
Long-term operating lease liabilities	33,256	—
Deferred rent, net of current portion	—	7,844
Obligation related to royalty	6,880	7,338
Other long-term liabilities	1,672	325
Total Liabilities (1)	114,542	62,451
Redeemable noncontrolling interest	49,600	41,800
Stockholders’ equity:
Preferred stock, par value of $0.00001 per share; 10,000,000 shares authorized as of December 31, 2019 and 2018; no shares issued and outstanding as of December 31, 2019 and December 31, 2018	—	—
Common stock, par value of $0.00001 per share; 350,000,000 shares authorized as of December 31, 2019 and 2018; 94,261,414 and 85,832,454 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	1,150,090	764,033
Accumulated other comprehensive gain (loss)	1,111	(83)
Accumulated deficit	(352,809)	(280,799)
Total Stockholders’ Equity	798,393	483,152
Total Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity	$962,535	$587,403

(1) Fiscal 2018 results do not reflect the impact of the adoption of the new revenue accounting and lease accounting standards in fiscal year 2019.